Exhibit 4.1

CLASS B UNIT
PURCHASE AGREEMENT

by and among

GLOBAL PARTNERS LP

and

THE PURCHASERS PARTY HERETO

i

Schedule A - List of Purchasers and Commitment Amounts

Schedule B - Notice and Contact Information

Exhibit A —  Form of Registration Rights Agreement

Exhibit B —  Form of Opinion of Global Counsel

Exhibit C —  Form of Second Amended and Restated Agreement of Limited Partnership of Global Partners LP

ii

CLASS B UNIT PURCHASE AGREEMENT

This CLASS B UNIT PURCHASE AGREEMENT, dated as of March 17, 2007 (this “Agreement”), is by and among GLOBAL PARTNERS LP, a Delaware limited partnership (“Global”), and each of the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, Global desires to sell to each of the Purchasers, and each of the Purchasers desires, severally and not jointly, to purchase from Global, certain Class B Units, in accordance with the provisions of this Agreement; and

WHEREAS, Global has agreed to provide the Purchasers with certain registration rights with respect to the Common Units underlying the Class B Units acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Class B Amendment, the Non-Disclosure Agreements and any and all other agreements or instruments executed and delivered by the Parties on even date herewith or at the Closing relating to the issuance and sale of the Purchased Units, or any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Class B Amendment”  means the Second Amended and Restated Agreement of Limited Partnership of Global, in all material respects in the form attached to this Agreement as Exhibit A.

“Class B Unit Price” shall have the meaning specified in Section 2.01(b).

“Class B Units” means the Class B Units representing limited partner interests in Global as established by the Class B Amendment.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in Global.

“Delaware LP Act” shall have the meaning specified in Section 3.02.

“Delaware LLC Act” shall have the meaning specified in Section 3.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exxon Purchase Agreement” means that certain Terminals Sale and Purchase Agreement, dated as of March 16, 2007, by and between Global Companies LLC and ExxonMobil Oil Corporation.

“Exxon Terminals Acquisition” means the acquisition of certain terminal assets from ExxonMobil Oil Corporation pursuant to the Exxon Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means Global GP LLC, a Delaware limited liability company.

“Global” has the meaning set forth in the introductory paragraph.

“Global Credit Facility” means the Credit Agreement, dated October 4, 2005, among Global Operating LLC, Global Companies LLC, Global Montello Group LLC, Glen Hes Corp. and Chelsea Sandwich LLC, as borrowers, Global Partners LP and Global GP LLC, as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and L/C issuer, as amended from time to time.

“Global Financial Statements” shall have the meaning specified in Section 3.03.

“Global Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations, affairs or prospects of Global and its Subsidiaries taken as a whole; (b) the ability of the Global Parties taken as a whole to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Global to consummate the transactions under any Basic Document provided, however, that with respect to Section 2.04(b), Section 2.04(g), Section 2.06(g), and Section 7.11 a Global Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the Global Parties operate, except to the extent that the Global Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon Global and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

“Global Parties” means Global, the General Partner, and all of Global’s Subsidiaries.

“Global Related Parties” shall have the meaning specified in Section 6.02.

“Global SEC Documents” shall have the meaning specified in Section 3.03.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Global means a Governmental Authority having jurisdiction over Global, its Subsidiaries or any of their respective Properties.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Lock-Up Date” means 90 days from the Closing Date.

“NYSE” shall mean The New York Stock Exchange, Inc.

 “Non-Disclosure Agreements” means that certain letter agreement, dated January 16, 2007, between Global and KA Fund Advisors, LLC, that certain letter agreement, dated March 12,

2007, between Global and Fiduciary Asset Management, LLC and that certain letter agreement, dated March 12, 2007, between Global and Tortoise Capital Advisors, L.L.C.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Global Partners LP dated October 4, 2005, as amended from time to time, including by the Class B Amendment.

“Partnership Securities” means any class or series of equity interest in Global (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in Global), including without limitation Common Units, Class B Units, Subordinated Units and Incentive Distribution Rights (as defined in the Partnership Agreement).

“Permits” means, with respect to Global or any of its Subsidiaries, any licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy or use of its Properties or the conduct of its businesses as currently conducted or proposed to be conducted.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means, with respect to a particular Purchaser, the monetary commitment amount equal to the product of the number of Purchased Units for such Purchaser, multiplied by the Class B Unit Price.

“Purchased Units” means with respect to each Purchaser, the number of Class B Units as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between Global and the Purchasers in the form attached hereto as Exhibit A.

“Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Subordinated Units” means the subordinated units representing limited partner interests in Global.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Unitholders” means the unitholders of Global.

Section 1.02  Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Global Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01  Sale and Purchase.

(a)                                  Subject to the terms and conditions hereof, Global hereby agrees to issue and sell to each Purchaser and each Purchaser, severally and not jointly, hereby agrees to purchase from Global, the number of Purchased Units as set forth on Schedule A opposite the name of such Purchaser, and each Purchaser agrees to pay Global the Class B Unit Price for each Purchased Unit as set forth in paragraph (b) below.

(b)                                 The amount per Class B Unit each Purchaser will pay to Global to purchase the Purchased Units (the “Class B Unit Price”) hereunder shall be $28.00, provided, however, that if the Closing Date is after the record date for the distribution to Unitholders with respect to the quarter ending March 31, 2007 and paid in the quarter ended June 30, 2007, then the Purchasers shall receive a discount on the Class B Unit Price equal to the amount per unit of such distribution.

Section 2.02  Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York concurrently with the closing of the Exxon Terminals Acquisition (the date of such closing, the “Closing Date”).

Section 2.03  Mutual Conditions.  The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                  no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b)                                 there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c)                                  the closing of the Exxon Purchase Agreement shall occur concurrently with Closing and all conditions set forth in Section 8.1 (Obligation of Buyer to Close) of the Exxon Purchase Agreement, shall have been satisfied in all material respects or the fulfillment of any such conditions to Global Companies LLC’s obligations shall have been waived, except for those conditions that, by their nature, will be satisfied concurrently with the Closing.

Section 2.04  The Purchasers’ Conditions.  The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by applicable Law):

(a)                                  Global shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Global on or prior to the Closing Date;

(b)                                 The representations and warranties of Global contained in this Agreement that are qualified by materiality or a Global Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of Global shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(c)                                  The NYSE shall have approved the terms of Class B Units, as set forth in the Class B Amendment.

(d)                                 No notice of delisting from the NYSE shall have been received by Global with respect to the Common Units, and Global shall have filed a supplemental listing application with the NYSE relating to the Common Units underlying the Class B Units;

(e)                                  The Class B Amendment, in all material respects in the form attached as Exhibit A to this Agreement but with such additional modifications as shall be consented to by all Purchasers (such consent not to be unreasonably withheld, shall have been duly adopted and be in full force;

(f)                                    Global shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Global’s closing deliveries described in Section 2.06; and

(g)                                 Since the date of this Agreement, no Global Material Adverse Effect shall have occurred.

Section 2.05  Global’s Conditions.  The obligation of Global to consummate the sale of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not jointly (any or all of which may be waived by Global in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                  the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser shall be true and correct in all material respects as of the Closing Date (except that representations of such Purchaser made as of a specific date shall be required to be true and correct as of such date only); and

(b)                                 such Purchaser shall have delivered, or caused to be delivered, to Global at the Closing such Purchaser’s closing deliveries described in Section 2.07.

Section 2.06  Global Deliveries.  At the Closing, subject to the terms and conditions hereof, Global will deliver, or cause to be delivered, to the Purchasers:

(a)                                  A certificate or certificates representing the Purchased Units (bearing the legend set forth in Section 4.10) and meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws;

(b)                                 Copies of the Certificate of Limited Partnership of Global and of the Certificate of Formation of Global GP LLC, each certified by the Secretary of State of the jurisdiction of its formation as of a recent date;

(c)                                  A certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that Global is in good standing;

(d)                                 A cross-receipt executed by Global and delivered to each Purchaser certifying that it has received the Purchase Price with respect to such Purchaser as of the Closing Date;

(e)                                  An opinion addressed to the Purchasers from legal counsel to Global, dated as of the Closing, in the form and substance attached hereto as Exhibit B;

(f)                                    The Registration Rights Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by Global;

(g)                                 A certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Global GP LLC, in their capacities as such, stating that:

(i)                                                             Global has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Global on or prior to the Closing Date;

(ii)                                                          The representations and warranties of Global contained in this Agreement that are qualified by materiality or Global Material Adverse Effect are true and correct as of the Closing Date and all other representations and warranties of Global are true and correct in all material respects as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)                                                       all conditions set forth in Section 8.1 (Obligation of Buyer to Close) of the Exxon Purchase Agreement, shall have been satisfied in all material respects or the fulfillment of any such conditions to Global Companies LLC’s obligations shall have been waived, except for those conditions that, by their nature, will be satisfied concurrently with the Closing.

(h)                                 A certificate of the Secretary or Assistant Secretary of Global GP LLC, on behalf of Global, certifying as to (1) the Partnership Agreement, as amended, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Class B Units and (3) its incumbent officers authorized to execute the Basic Documents, setting forth the name and title and bearing the signatures of such officers.

Section 2.07  Purchasers’ Deliveries.  At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to Global:

(a)                                  Payment to Global of each Purchaser’s Purchase Price by wire transfer of immediately available funds to an account designated by Global in writing at least two Business Days prior to the Closing Date;

(b)                                 The Registration Rights Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by each Purchaser;

(c)                                  A cross-receipt executed by each Purchaser and delivered to Global certifying that it has received its respective Purchased Units as of the Closing Date;

(d)                                 A certificate from each Purchaser, dated the Closing Date and signed by an appropriate officer of such Purchaser, in their capacities as such, stating that:

(i)                                     Such Purchaser has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Purchaser on or prior to the Closing Date; and

(ii)                                  The representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and all other representations and warranties of such Purchaser are true and correct in all material respects as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 2.08  Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Documents.  The failure or waiver of performance under any Basic Document by any Purchaser does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Document.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLOBAL

Global represents and warrants to each Purchaser as follows:

Section 3.01  Existence.  Each of Global and Global’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Global Material Adverse Effect.  None of Global nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of Global, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of Global, its respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents.  Each of Global and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not reasonably be expected to have a Global Material Adverse Effect.

Section 3.02  Purchased Units, Capitalization and Valid Issuance.

(a)                                  The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, which shall be reflected in the Class B Amendment.

(b)                                 As of the date of this Agreement, the issued and outstanding limited partner interests of Global consist of 5,642,424 Common Units, 5,642,424 Subordinated Units, and the Incentive Distribution Rights, as defined in the Partnership Agreement.  The only issued and outstanding general partner interests of Global are the interests of the General Partner described in the Partnership Agreement.  All outstanding Common Units, Subordinated Units, and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement and are fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(c)                                  Other than the Global GP LLC Long-Term Incentive Plan, Global has no equity compensation plans that contemplate the issuance of partnership interests of Global (or securities convertible into or exchangeable for partnership interests of Global).  No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Global Unitholders may vote are issued or outstanding.  Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement, or as are contained in the Partnership Agreement and the organization documents of Global’s Subsidiaries, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating Global or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, Global or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of Global or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Global or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Global or any of its Subsidiaries is a party with respect to the voting of the equity interests of Global or any of its Subsidiaries.

(d)                                 (i) All of the issued and outstanding equity interests of each of Global’s Subsidiaries are owned, directly or indirectly, by Global free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Global Credit Facility), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law or in the organizational documents of Global’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 and of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Global SEC Documents, neither Global nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(e)                                  The offer and sale of the Purchased Units and the limited partner interests represented thereby, have been, or prior to the Closing Date will be, duly authorized by Global pursuant to the Partnership Agreement and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and other than Liens as are created by the Purchasers.

(f)                                    Global’s currently outstanding Common Units are quoted on the NYSE, and Global has not received any notice of delisting.  The Class B Units will be issued in compliance with all applicable rules of the NYSE.

(g)                                 The Common Units issuable upon conversion of the Class B Units and the limited partner interests represented thereby, upon issuance in accordance with the terms of the Class B Units as reflected in the Class B Amendment, and upon receipt of the required Unitholder approval, will be duly authorized by Global pursuant to the Partnership Agreement prior to the Closing and will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and other than such Liens as are created by the Purchasers.

Section 3.03  Global SEC Documents.  Global has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively “Global SEC Documents”).  The Global SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Global Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Global SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Global Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Global Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Global and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Ernst & Young LLP is an independent registered public accounting firm with respect to Global and the General Partner and has not resigned or been dismissed as independent registered public accountants of Global or the General Partner as a result of or in connection with any disagreement with Global on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.04  No Material Adverse Change.  Except as set forth in or contemplated by the Global SEC Documents filed with the Commission on or prior to the date hereof, since the date of Global’s most recent Form 10-K filing with the Commission, there has been no (a) change that has had or would reasonably be expected to have a Global Material Adverse Effect, (b) disposition of any material asset, otherwise than for fair value in the ordinary course of business or (c) material change in Global’s accounting principles, practices or methods.

Section 3.05  Litigation.  Except as set forth in the Global SEC Documents, there is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to Global’s knowledge, contemplated or threatened against or affecting any of the Global Parties or any of their respective officers, directors, properties or assets, that (a) questions the validity of this Agreement or the Registration Rights Agreement or the right of Global to enter into this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby or (b) (individually or in the aggregate) would reasonably be expected to result in a Global Material Adverse Effect.

Section 3.06  No Conflicts.  The (a) execution, delivery and performance by the Global Parties of the Basic Documents to which they are parties, and the Exxon Purchase Agreement by the Global Party which is a party thereto and compliance by the Global Parties with the terms and provisions hereof and thereof, and the issuance and sale by Global of the Purchased Units, do not and will not (a) assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, violate any provision of any Law or Permit having applicability to Global or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of Global, or the Partnership Agreement, or any organizational documents of any of Global’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which Global or any of its Subsidiaries is a party or by which Global or any of its Subsidiaries or any of their respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Global or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Global Material Adverse Effect.

Section 3.07  Authority, Enforceability.  Each Global Party has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents and the Exxon Purchase Agreement to which it is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by each Global Party of the Basic Documents and the Exxon Purchase Agreement to which it is a party, have been duly authorized by all necessary action on the part of such Global Party; and the Basic Documents and the Exxon Purchase Agreement constitute the legal, valid and binding obligations of the Global Parties (subject to Unitholder approval of the conversion of the Class B Units into Common Units) to which each is a party, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.08  Compliance with Laws. Neither Global nor any of its Subsidiaries is in violation of any judgment, decree or order or any Law applicable to Global or its Subsidiaries, except as would not, individually or in the aggregate, have a Global Material Adverse Effect.  Global and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Global Material Adverse Effect, and neither Global nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually in the aggregate, a Global Material Adverse Effect.  Neither Global, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Global or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Global or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.09  Approvals.  Except for the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement, Unitholder approval of the conversion of the Class B Units into Common Units and for approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any Global Party of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Global Material Adverse Effect.

Section 3.10  MLP Status.  Global has, since its formation in October, 2005, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

Section 3.11  Investment Company Status.  Global is not now, and after the sale of the Purchased Units and the application of the net proceeds from such sale will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12  Certain Fees.  No fees or commissions are or will be payable by Global to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.  Global agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Global or alleged to have been incurred by Global in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13  No Side Agreements.  There are no agreements by, among or between Global or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

Section 3.14  Preemptive Rights or Registration Rights.  Except as set forth in the agreement of limited partnership, limited liability company agreement or other organizational documents of the Global Parties, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock or partnership or membership interests of any of the Global Parties, in each case pursuant to any other agreement or instrument to which any of such entities is a party or by which any one of them may be bound. Neither the execution of this Agreement, the issuance of the Purchased Units as contemplated by this Agreement nor the conversion of the Purchased Units into Common Units gives rise to any rights for or relating to the registration of any Partnership Securities, other than as have been waived.

Section 3.15  No Registration.  Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 4.06, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act of 1933, as amended.

Section 3.16  No Integration.  Neither Global nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Purchased Units in a manner that would require registration under the Securities Act of 1933, as amended.

Section 3.17  Insurance.  Global and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.  Global does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.18  Internal Accounting Controls.  Global and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Global is not aware of any failures of such internal accounting controls.

Section 3.19  Form S-3 Eligibility.  Global is eligible to register its Common Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.20  Terms of Class B Units;  Class B Unit Vote  The affirmative vote of a majority of the total votes cast by the holders of Common Units (excluding Common Units held by the General Partner and its Affiliates) is the only approval required by the NYSE, the Partnership Agreement or applicable Law to approve the conversion of Class B Units into Common Units.

Section 3.21  Material Agreements.  Global has provided the Purchasers with, or made available to the Purchasers through the Global SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Global SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by Global.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to Global that:

Section 4.01  Existence.  Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02  Authorization, Enforceability.  Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of the Purchaser; and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.03  No Breach.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 4.04  Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.  Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless Global from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05  No Side Agreements.  There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and Global or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

Section 4.06  Investment.  The Purchased Units are being acquired for its own account or the account of clients for whom it exercises investment discretion, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and that Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to such Purchaser’s right at all times to (subject to such Purchaser’s agreement contained in Section 4.07 hereof) sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, which may include a sale contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.07  Nature of Purchasers.  Such Purchaser represents and warrants to, and covenants and agrees with, Global that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.08  Receipt of Information; Authorization.  Such Purchaser acknowledges that it has (a) had access to Global’s SEC Documents and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Global regarding such matters, including with respect to the Exxon Terminals Acquisition.

Section 4.09  Restricted Securities.  Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Global in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.10  Legend.    It is understood that the certificates evidencing the Purchased Units will bear the following legend:  “These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold or offered for sale in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.  These securities may be pledged in connection with a bona fide margin account or other loan secured by such securities.”

ARTICLE V

COVENANTS

Section 5.01  Subsequent Offerings.   Without the written consent of the holders of the Purchased Units, from the date of this Agreement until the Lock-Up Date, Global shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Partnership Securities, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance or sale of Partnership Securities issued or sold in a registered public offering in connection with future transactions that are accretive to cash flow per Common Unit, (ii) the issuance or sale of Partnership Securities issued or sold through a private placement provided that (Y) the Purchasers individually are granted the right to participate in such private placement and to purchase a percentage of the Partnership Securities sold in such private placement pro rata based upon their purchase of the Purchased Units sold hereby and (Z) each party participating in such private placement shall agree that it will not sell any of its Partnership Securities for a period of

90-days following the closing of such private placement, and (iii) the issuance of Partnership Securities directly to Sellers as purchase price consideration in connection with future transactions that are accretive to cash flow per Common Unit.  Notwithstanding the foregoing, Global shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.  For the avoidance of doubt, this Section 5.01 shall not prohibit Global from amending its debt instruments in the ordinary course.

Section 5.02  Shareholder Vote With Respect to Conversion

(a)                                  Global shall, in accordance with applicable Law and the Partnership Agreement, take all action necessary to convene a meeting of its Unitholders to consider and vote upon the conversion of the Class B Units into Common Units as soon as practicable, but in any event not later than 270 days from the Closing Date.  Subject to fiduciary duties under applicable Law, the board of directors of the General Partner shall, in connection with such meeting, recommend approval of the conversion of the Class B Units into Common Units and shall take all other lawful action to solicit the approval of the conversion of the Class B Units into Common Units by the Unitholders.

(b)                                 If the conversion of the Class B Units into Common Units is not approved by the Unitholders at the meeting contemplated by clause (a) or at successive meeting(s) as contemplated by this clause (b), Global shall be obligated to convene another meeting of its Unitholders on the terms set forth in clause (a) (except that such meeting shall take place not later than 180 days from the date of the immediately prior meeting), and the board of directors of the General Partner shall again be obligated to take the actions set forth in clause (a) with respect to such meeting.

Section 5.03  Lock-Up.  Such Purchaser agrees that from and after Closing it will not sell any of the Purchased Units or the Common Units into which such Purchased Units convert prior to the Lock-up Date.

Section 5.04  Vote For Conversion of Class B Units.  At any meeting (including adjournments or postponements thereof) of Unitholders held to consider approval of the conversion of the Class B Units into Common Units (including the special meeting of Unitholders contemplated by Section 5.02) each of the Purchasers agrees to vote, and to use commercially reasonable efforts to cause its Affiliates to vote, any Common Units held by it or any such Affiliates, as applicable, on the record date for such meeting in favor of the conversion of the Class B Units into Common Units.

Section 5.05  Taking of Necessary Action.  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to receiving NYSE approval of the terms of the Class B Units;

provided, that nothing contained herein shall require Global to consummate the Exxon Terminals Acquisition.

Section 5.06  Other Actions.  Global shall (i) cause the Partnership Agreement to be adopted immediately prior to the issuance and sale of the Class B Units contemplated by this Agreement and (ii) file prior to the Closing a supplemental listing application with the NYSE to list the Common Units underlying the Class B Units.

Section 5.07  Use of Proceeds.  Global will use the proceeds from the sale of the Purchased Units to fund the Exxon Terminals Acquisition, to pay fees associated with such transaction and for general partnership purposes.  If the Exxon Purchase Agreement is not closed concurrently with the Closing, the Partnership shall return the Purchase Price paid to the Partnership to the applicable Purchasers within two Business Days of receipt thereof.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01  Indemnification by Global.  Global agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Global contained herein, provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 6.02  Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Global, the General Partners and their respective Representatives (collectively, “Global Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty, and provided further, that no Global Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 6.03  Indemnification Procedure.  Promptly after any Global Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing or malfeasance by, the Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Interpretation and Survival of Provisions.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchasers, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.   The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter

Section 7.02  Survival of Provisions.  The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.07, Section 3.10, Section 3.11, Section 3.12, Section 3.13, Section 3.14, Section 3.15, Section 3.20 Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09 and Section 4.10 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Global or the Purchasers.  The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof.  All indemnification obligations of Global and the Purchasers and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 7.03  No Waiver; Modifications in Writing.

(a)                                  Delay.  No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document (except in the case of the Partnership Agreement, as amended by the Class B

Amendment, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Global from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Global in any case shall entitle Global to any other or further notice or demand in similar or other circumstances.

Section 7.04  Binding Effect; Assignment.

(a)                                  Binding Effect.  This Agreement shall be binding upon Global, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)                                 Assignment of Purchased Units.  All or any portion of Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities laws, Sections 4.06 and 4.07 herein and the Registration Rights Agreement.

(c)                                  Assignment of Rights.  All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of Global.  No portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of Global (which consent shall not be unreasonably withheld by Global).

Section 7.05  Non-Disclosure.  Notwithstanding anything herein to the contrary, the Non-Disclosure Agreements shall remain in full force and effect in accordance with their terms regardless of any termination of this Agreement.  Other than the Form 8-Ks and Registration Statement to be filed in connection with this Agreement, Global, the General Partner, their respective Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure; provided, however, that nothing in this Section 7.05 shall delay any required filing or other disclosure with the Commission, NYSE or any Governmental Authority or otherwise hinder Global, the General Partner, their respective subsidiaries or their Representations’ ability to timely comply with all laws or rules and regulations of the Commission, NYSE or other Governmental Authority.

Section 7.06  Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                                  If to the Purchasers:

To the respective address listed on Schedule B hereof

with a copy to:

Baker Botts L.L.P

98 San Jacinto, Suite 1500

Austin, TX 78701

Attention: Laura L. Tyson

Facsimile: (512) 322-2501

(b)                                 If to Global:

Global Partners LP

P.O. Box 9161

800 South St.

Waltham, Massachusetts 02454-9161

Facsimile: (781) 398-4165

Attn: General Counsel

with a copy to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention: Alan Baden

Facsimile: (212) 237-0100

or to such other address as Global or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.07  Removal of Legend.  Each Purchaser may request Global to remove the legend described in Section 4.10 from the certificates evidencing the Purchased Units by submitting to Global such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be. Global shall cooperate with such Purchaser to effect the removal of such legend.

Section 7.08  Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Global or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.09  Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Section 7.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11  Termination.

(a)                                              Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the written consent of the Purchasers, (i) upon a Global Material Adverse Effect or (ii) upon a breach in any material respect by Global of any covenant or agreement set forth in this Agreement.

(b)                                             Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i)                                     if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or the Exxon Purchase Agreement or makes the transactions contemplated by this Agreement illegal;

(ii)                                  if the Closing shall not have occurred on or before June 23, 2007; or

(iii)                               if either the Partnership or Exxon shall terminate the Exxon Purchase Agreement.

(c)                                              In the event of the termination of this Agreement as provided in Section 7.11, this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.12  Recapitalization, Exchanges, Etc. Affecting the Purchased Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Global or any successor or assign of Global (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC
(its General Partner)

By:	/s/ THOMAS J. HOLLISTER
Name:	Thomas J. Hollister
Title:	Executive Vice President, Chief Operating
Officer and Chief Financial Officer

Signature Page to Purchase Agreement

KAYNE ANDERSON MLP INVESTMENT
COMPANY

By:	/s/ JAMES BAKER
Name:	James Baker
Title:	Vice President

Signature Page to Purchase Agreement

FIDUCIARY/CLAYMORE MLP
OPPORTUNITY FUND

By:	/s/ JOSEPH E. GALLAGHER, JR.
Name:	Joseph E. Gallagher, Jr.
Title:

Signature Page to Purchase Agreement

ENERGY INCOME AND GROWTH FUND

By:	/s/ JAMES A. BOWEN
Name:	James A. Bowen
Title: President

Signature Page to Purchase Agreement

TORTOISE ENERGY INFRASTRUCTURE
CORPORATION

By:	/s/ DAVID J. SCHULTE
Name:	David J. Schulte
Title: President and CEO

TORTOISE ENERGY CAPITAL
CORPORATION

By:	/s/ DAVID J. SCHULTE
Name:	David J. Schulte
Title: President and CEO

Signature Page to Purchase Agreement